EXHIBIT 10.1
                                                                   ------------

                            [WORLD HEART LETTERHEAD]





October 28, 2004

Mr. Jal S. Jassawalla
c/o World Heart Inc.
7799 Pardee Lane
Oakland, CA 94621


Dear Jal,

Further to approvals provided by the Board of Directors on July 28, 2004 and the Compensation Committee on September 22, 2004, this will serve to confirm your appointment to the position of President & CEO and certain essential terms of your employment with World Heart Inc., which I trust, are in accordance with recent discussions.

REMUNERATION:       Your base salary will remain unchanged at $267,000 per
                    annum, for the balance of 2004. Your salary will be reviewed in January 2005 in accordance with the Company's
                    compensation policy.
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STOCK OPTIONS:      In recognition of your appointment and a desire to provide senior management with equity ownership that aligns total compensation with meaningful rewards based on WorldHeart's future success, the Compensation Committee approved on September 22, 2004 a total option grant equal to 3% (i.e.
                    1,556,900 options) of the fully diluted shares on that date
                    (i.e. 51,896,722 shares). Due to the current maximum imposed by the TSX, which limits the number of options any one person can hold to 5% of the total common shares outstanding, these options will be granted to you in two separate grants.

                    You have been granted 787,225 stock options on September 23, 2004, subject to TSX and shareholder approval at the next WorldHeart Annual General Meeting. These stock options have an option price of US $1.12 and will vest 1/3 on each of September 23, 2005, 2006 and 2007 and will all expire on September 22, 2013. All other terms and conditions of this option grant are in accordance with the WorldHeart ESOP, which will also be amended and approved at the next WorldHeart Annual General Meeting. A condition of this option grant is receiving your agreement to forfeit all the stock options (107,101) that you hold as of September 1, 2004. It is expected that in early 2005 the TSX will revise or remove the limit on the number of stock options any one person can hold. Subsequent to this rule change, you will be granted the remaining options approved by the Compensation Committee (i.e. 769,675 options).

                    In the event that there is a change in ownership of World Heart, all options granted to you will vest 100% on the date that ownership changes.

PERFORMANCE-BASED
COMPENSATION:       The Company is shifting its compensation philosophy toward a total compensation more focused on equity ownership and away from cash compensation. With the significant increase in equity-based compensation awarded to you and others, the Board of Directors has approved

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
                    management's recommendation to cancel the WorldHeart Bonus Program for 2005. Due to the Company's performance in achieving its 2004 Business Plan it is very unlikely that there will be any bonus earned for performance in 2004.

This offer does not constitute an agreement of guaranteed employment for any specific term or any other type of employment contract. As with all WorldHeart employees, your employment with WorldHeart is "at will" and may be terminated by you or by WorldHeart at any time, subject to the severance arrangements required by law or as agreed between you and WorldHeart. Despite the 70 week maximum currently stipulated by the WorldHeart Severance Plan, the Company has agreed to waive this maximum for you and will pay to you a total of 104 weeks of severance under the Plan.

All other terms and conditions of your employment as specified in your employment letter dated June 23, 2000 remain unchanged.

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
I trust that this letter sets out all the details of your employment in your new position.

Yours truly,

/s/ Dani Kennedy

Dani Kennedy
Vice President
Corporate Services



I have read and agree to the terms of this letter, including the forfeiture of all stock options held by me on September 1, 2004.

October 28, 2004                                     /s/ Jal S. Jassawalla
---------------------------                          ---------------------------
Date                                                 Jal S. Jassawalla

                            [WORLD HEART LETTERHEAD]

June 23, 2000

Mr. Jal Jassawalla
34 East Altarinda Drive
Orinda, CA
94563


Dear Jal:

                  Re: Offer of Employment with World Heart Inc.
                  ---------------------------------------------

You have been an important part of bringing to fruition a strategic alliance between Edwards Lifesciences LLC and World Heart Corporation, including the merger of Novacor into World Heart Corporation. As you know, Edwards Lifesciences LLC ("Edwards") has entered into an agreement to transfer ownership of its newly created subsidiary Edwards Novacor LLC ("Novacor"), to World Heart Corporation ("Corporation"), a Canadian-based corporation that is publicly traded on the NASDAQ National Market and the Toronto Stock Exchange. World Heart Corporation is a development-stage medical devices company focused on commercializing a ventricular assist device and related technologies.

The transfer of Novacor is scheduled to take effect on June 30, 2000 (the "Closing Date"). Currently, the terms and conditions of your employment, including compensation and employee benefits, are provided in accordance with the plans and policies of Edwards and Novacor. Following the Closing Date, the terms and conditions of your employment will be subject to the compensation and benefit plans and policies of World Heart Corporation through its wholly owned US subsidiary, World Heart Inc. ("WorldHeart"). We are therefore pleased to offer you continued employment with WorldHeart, effective as of the Closing Date, as described below.


Position:           You will become Senior Vice-President Research and
                    Development in the Corporation and a member of the Corporation's Executive Committee. You will report to the President and Chief Scientific Officer. Your position will include responsibility for research and development, product development and process engineering, as well as, central technical product support.

Location:           You will maintain offices in both Ottawa, Canada and
                    Oakland, California with your personal base in Oakland.

Years of Service:   All your years of service with Edwards, including service at
                    Baxter, will be recognized by WorldHeart and will be used to determine your future entitlements to benefits as benefit plans are established or revised.

Base Salary:        Your annual base salary will be $192,000 which, as confirmed to WorldHeart by Edwards, is your current base salary.

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
Bonus: Your WorldHeart cash bonus target for the period from the Closing Date to December 31, 2000, will be $35,000 You will earn this bonus based on your achievement of performance objectives set for this period by WorldHeart in consultation with you and communicated to you in writing no later than 30 days after the Closing Date. Your total compensation for 2001, including any bonus target, will be determined in keeping with WorldHeart's annual review of employee compensation at the beginning of the new calendar year. Your total compensation effective January 1, 2001, will have no less value than your current base salary plus bonus. However, your bonus may include a cash bonus and/or options. Within six weeks of the Closing Date, Edwards will determine any earned bonus eligibility in accordance with the Edwards Incentive Plan 2000. Any earned bonus under the Edwards plan will be included and paid with any bonus earned under the WorldHeart bonus plan for the second half of the year. By accepting this offer, you acknowledge and agree to the above-described actions regarding your bonus arrangements.

Vacation:           Your existing vacation balance, excluding any frozen
                    vacation balance, will be transferred to WorldHeart effective as of the Closing Date. WorldHeart will continue the Edwards vacation policy through calendar year 2000 under the terms as provided to WorldHeart by Edwards. Afterward, you will continue to accrue vacation at a rate no less than your current accrual rate, assuming your vacation balance at that time is less than the established maximum.

                    Edwards has confirmed to WorldHeart that any frozen vacation balance you have on the Closing Date will be paid to you in a lump sum by Edwards in the last pay deposit made to you by Edwards.

Employee Benefits:  WorldHeart intends to provide you with employee benefits that are substantially similar to those benefits under the Edwards employee benefit plans provided by Edwards. WorldHeart will make every effort to establish the new plans as soon as possible; however, they will not all be in place by the Closing Date. WorldHeart intends to protect you from loss of health coverage during the interim period provided you elect to receive and make a timely application for COBRA benefit continuation. WorldHeart has agreed to pay any additional COBRA costs so your current payroll deduction amounts to continue your current medical, dental, and vision plan benefits under Edwards' health plans remain the same. WorldHeart will continue to pay this amount until its new medical, dental and vision plans are established.

                    By accepting this offer, you acknowledge and agree that you will be treated as a terminated employee for purposes of the Edwards' health benefit plans. Edwards has confirmed to WorldHeart that at the Closing Date, or shortly thereafter, they will provide to you the appropriate

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
                    COBRA continuation election forms and notices that must be returned on time to ensure no gap in coverage.

Stock Options:      As a new WorldHeart employee you will benefit from
                    participation in the WorldHeart Employee Stock Option Plan.
                    Exhibit I, which is attached, sets out the specific options allotted to you and a summary of the option terms. Please see Exhibit I regarding the treatment of your Edwards
                    Founders stock options. Edwards has determined that, in light of the special circumstances surrounding the Baxter/Edwards transaction and the Novacor transaction, you will retain your Edwards stock options which were granted as a result of converting certain unvested Baxter International
                    Inc. stock options to which you were entitled. Should you not accept this offer of continued employment with WorldHeart or when your employment with WorldHeart ends, you will be treated as a terminated employee for purposes of the Edwards conversion stock options at that time.

Royalty Rights:     Your Novacor royalty rights have been transferred to
                    WorldHeart and you will continue to receive the benefits associated with these rights.

This offer does not constitute an agreement of guaranteed employment for any specific term or any other type of employment contract. As with all WorldHeart employees, your employment with WorldHeart is "at will" and may be terminated by you or by WorldHeart at any time, subject to the severance arrangements required by law or as agreed between you and WorldHeart. As you may know, the Edwards Severance Plan can be changed at any time after April 1st, 2001; however, WorldHeart has agreed to honor the terms and conditions of the Edwards Severance Plan in effect on the Closing Date until June 30, 2001. As of July 1, 2001 your severance arrangements will reflect the WorldHeart policy as it exists from time to time. WorldHeart has been advised by Edwards that if you refuse this offer of employment with WorldHeart, you are not eligible for severance benefits from Edwards.

It is the practice of WorldHeart to discuss specific severance arrangements with each employee who is terminated in order to arrive at a mutually satisfactory arrangement that takes into account his or her position and years of service. The present basic severance provisions for WorldHeart employees are:

     (i)  No severance provisions during the first three months of employment.

     (ii) After three months of employment, the severance arrangement equals two week's base salary for each year of employment, prorated for partial years.

The WorldHeart severance policy may change from time to time at WorldHeart's sole discretion

If there is any inconsistency between the terms of this letter and other written and oral communications between you, World Heart Corporation and World Heart Inc., this letter shall completely supersede and replace the conflicting information.

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
A copy of this letter will be provided to, and be relied upon by, Edwards as notice of the terms and conditions herein, including your bonus, COBRA continuation coverage and unvested options to purchase Edwards' common stock. If you have any questions related to your Edwards bonus, COBRA continuation coverage and any unvested options to purchase Edwards' common stock please contact Mary Barker at Edwards at (949) 250-3400.

As a condition of employment you must sign the attached agreement to confidential and proprietary rights (Proprietary Rights Agreement).

To document your acceptance of this offer, please sign and date the enclosed copy of this letter where indicated and return the signed copy to the address below. Please ensure that you check one of the paragraphs with respect to your stock option election. Should you decide not to accept this offer of continued employment, your employment with Novacor will be considered terminated effective as of the Closing Date.

We look forward to hearing from you. Please contact Dani Kennedy at (613) 226-4279 ext. 2320, if you would like to discuss any aspect of this offer prior to making your decision.

Sincerely,



Roderick M. Bryden
President and CEO

I have been given a copy of this letter and have read and understand the terms. I hereby accept the terms and conditions of employment outlined above.

ACCEPTED            Date:                       6/27/2000
                                   -----------------------------------

                    Printed Name:             Jal Jassawalla
                                   -----------------------------------

                    Signature:            /s/ Jal S. Jassawalla
                                   -----------------------------------


Please return the signed letter to:

Laura Kacur
7799 Pardee Lane
Oakland, CA 94621

                                     Exhibit

                                  STOCK OPTIONS


In connection with this offer of continued employment with World Heart Inc. (WorldHeart), dated June 23, 2000, and in an effort to provide you with an incentive to ensure the successful integration of the businesses, WorldHeart is pleased to offer you the opportunity to receive a grant of World Heart Corporation Stock Options pursuant to the terms outlined in Exhibit I.B, which is attached to this letter. This stock option grant is subject to certain conditions, including the close of the Novacor acquisition and your agreement to cancel any existing Edwards Founders stock options that you may have. If you do not elect to accept the grant of World Heart Corporation stock options, you may keep your Edwards Founders stock options and such options will continue to vest in accordance with the terms and conditions of your stock option agreement with Edwards. By electing to accept the World Heart Corporation stock options, you will be voluntarily agreeing to the cancellation of your existing Edwards Founders stock options effective as of the Closing Date.

In order to assist you in your decision, we have attached a summary of the terms of your existing Edwards stock options on Exhibit I.A.

                              STOCK OPTION ELECTION

I have reviewed the exhibits attached hereto and hereby make the following irrevocable elections:

     I hereby elect to retain my Edwards Founders stock options, the terms of which are summarized in Exhibit I.A, and do not accept the grant of World Heart Corporation stock options the terms of which are summarized in Exhibit I.B.

     I hereby elect to receive, and so accept, the grant of World Heart Corporation stock options the terms of which are summarized in Exhibit I.B and I hereby agree to the cancellation of my Edwards Founders stock options the terms of which are summarized in Exhibit I.A effective as of the Closing Date.

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


                                   EXHIBIT I.A

                            EDWARDS FOUNDERS OPTIONS

                STOCK OPTIONS IN EDWARDS LIFESCIENCES LLC GRANTED
              PURSUANT TO THE LONG-TERM INCENTIVE COMPENSATION PLAN



                               For: Jal Jassawalla

Number of Edwards Founders Options:         22,250
Grant Date:                                 April 3, 2000
Exercise Price:                             $13.875
Vesting:                                    30%                 April 3, 2002
                                            100%                April 3, 2003

Date of Expiration:                         April 3, 2010

Note: This information is provided to you as a summary of your Edwards stock option grant. For a more detailed explanation of the terms and conditions of these options, refer to your actual Award Agreement.

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

                                                  EXHIBIT I.B

                                     WORLD HEART CORPORATION STOCK OPTIONS

                                   PROPOSED GRANT OF WORLD HEART CORPORATION
                                                 STOCK OPTIONS

                                 For: Jal Jassawalla a total of 54,000 options

Stock Option          Grant        Exercise
   Grant               Date       Price ($Cdn)           Vesting Date              Option Expiry Date
-----------------------------------------------------------------------------------------------------
1,050 Regular                                       1/3 on June 22nd, 2001       1/3 on June 22nd, 2005
51,352               June                           1/3 on June 22nd, 2002       1/3 on June 22nd, 2006
Discretionary        22 2000        $17.00          1/3 on June 22nd, 2003       1/3 on June 22nd, 2007

1,598 Special        June 22,
Transaction          2000           $17.00          100% on Jan 15, 2002              Jan 15, 2006



Notes:

1. The number of "Regular" options granted to each employee was determined by taking the salary amount at WorldHeart in 2000, (a) as defined below, divided by the option price, (b) as defined below.
     (a) Fifteen per cent (15%) of the total salary paid to you from July 1, 2000 to December 31, 2000 at the annual rate specified in this letter.

     (b) The option price set at the closing price on the Toronto Stock Exchange on June 21, 2000.

     In addition, discretionary options were granted to a limited number of employees who are expected to make a special contribution to WorldHeart. The number of options granted was based on the combination of experience with Nocavor and advice from the existing Novacor senior management.

2. A "Special Transaction" grant was provided to all employees of WorldHeart and Novacor at the time the Novacor acquisition was announced. A pool of 150,000 options was established and divided into two sub- pools based on the number of employees at WorldHeart and Novacor. Each sub-pool was distributed to the employees within the sub-pool based on their compensation as a ratio of the total compensation in the relevant sub-pool. A cap in each sub-pool was set at the number of options granted to the highest paid non-executive level employee.

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
                                   Schedule A

You have been allotted a total of 54,000 options upon joining World Heart Corporation. In addition, for each of the years 2001 and 2002, you will be allotted 34,000 options at the price applicable to ESOP options allotted to employees at the commencement of those years.

Within the 54,000 options now allotted, performance based adjustments may be made with respect to 33,000 of these options as described below.

The actual number of options that you will retain arising from the allotment for each year will be determined at the end of each year reflecting your achievement of objectives for that year.

Any shortfall in options earned in a year may be recovered by over performance in the immediate subsequent year.

To the extent that the exercise price of options allotted for 2001 and 2002 exceeds CDN$ 17.00 per share, an adjustment will be made as follows:

Within 30 days of the date of exercise of these options, the Corporation will pay to you, or on your direction, an amount equal to the difference between the exercise price and CDN$17.00 multiplied by the number of options affected. To facilitate your personal income tax plan, the Company will cooperate in establishing a deferred income plan respecting these payments.

Agreed and Accepted



/s/ Jal S. Jassawalla                       s/s Roderick Bryden
---------------------                       -------------------
Date     6/27/2000                          6/29/2000

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